CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS OF
SERIES 1 PREFERRED STOCK OF
OXYSONIX CORPORATION

OXYSONIX CORPORATION, a corporation duly existing under the laws of the State of Delaware (the “Corporation”), pursuant to the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “General Corporation Law of the State of Delaware”), the undersigned officer does hereby certify:

FIRST: That by the certificate of incorporation duly filed in the State of Delaware, as amended, this Corporation is authorized to issue 10,000,000 shares of preferred stock, $0.00001 par value.  The authority of the Board of Directors with respect to the preferred stock is stated to be as follows:

“FOURTH: …The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and, if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation or for any debt securities of the Corporation and the terms and conditions, including, without limitation, price and rate of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.”

SECOND:  That pursuant to the authority so vested in the Board of Directors of the Corporation by the provisions of the Corporation’s Certificate of Incorporation, the Board of Directors, at a meeting duly convened and held on April 16, 2012, adopted the following resolutions:

RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation’s Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series 1 Preferred Stock, to consist of Twenty Thousand (20,000) shares, par value $0.00001 per share, which shall have the following designations, preferences, rights, qualifications, limitations and restrictions:

1. Voting.  The holders of shares of Series 1 Convertible Preferred Stock shall have no right to vote on any matter submitted to a vote of the stockholders of the Corporation.

2. Special Dividend. On the terms and conditions set forth herein, and unless converted pursuant to the terms hereof, the Holders of the Series 1 Preferred Stock shall receive a special dividend (“Special Dividend”) in an amount equal to 0.00025% (the “Per Share Dividend Rate”) of the Corporation’s Net Sales (as such term is defined below) for each share of Series 1 Preferred Stock held by the Holders; provided, however, that from and after April 1, 2019, the Per Share Dividend Rate shall automatically be reduced to 0.00015%. The Special Dividend shall be paid on an annual, non-cumulative basis, on March 31 of each relevant year at a rate equal to the Per Share Dividend Payment times the Net Sales for the preceding fiscal year. The Corporation shall pay no dividend on any other class of stock unless any Special Dividend due and payable hereunder has been paid.

2.1.	Net Sales Determination.

2.1.1 “Patent Rights” shall mean U.S. Patent Application entitled “Methods and Devices for Fuel Reformation” numbered 13/057,596, U.S. Patents numbered 5,336,396, 5,379,728, 5,515,814, 5,746,188, 6,189,518, 6,758,194, 6,843,236, and 6,988,492, and U.S. Patent Applications numbered 10/307,090, 10/307,030, and 10/449,952, and any patent applications or any patents (including any continuation, continued prosecution, continuation-in-part, division, reissue, extension, reexamination, or substitution thereof) that may be issued therefrom or contain a claim of priority thereto, anywhere throughout the world, including any non-United States issued patents and patent applications.

2.1.2 “APS Product” shall mean any product, component or part thereof which is covered in whole or in part by at least one unexpired claim of the Patent Rights.

2.1.3 “Auxiliary Product” shall mean any product, component or part thereof that is not covered in whole or in part by at least one unexpired claim of the Patent Rights.

2.1.4 “Combination Product” shall mean any product, component or part thereof which is comprised of at least one APS Product and at least one Auxiliary Product.

2.1.5 “Net Sales” shall mean the revenue derived from the commercial sale, license, or lease of an APS Product by the Corporation to independent third parties, less normal and customary discounts in the trade, and credits or allowances actually granted upon claims or returns (each as determined in accordance with generally accepted accounting principles consistently applied); provided, however, that the Net Sales attributable to a sale of a single APS Product shall not exceed $100.00, and provided further that in any event of Net Sales generated by the Corporation in connection with a Combination Product, the following additional terms and conditions shall apply in determining Net Sales for the APS Product alone to the exclusion of any Auxiliary Product(s):

2.1.5.1 Non-Integrated Product; Separate Pricing. In the event of Net Sales arising from the sale of a Combination Product in which the APS Product and Auxiliary Product(s) are priced separately, then Net Sales will be calculated by multiplying the total Net Sales for the Combination Product by the fraction A/(A+B), where A is the total invoiced price of the APS Product, and B is the total invoiced price of the Auxiliary Product.

2.1.5.2 Integrated Product; Single Price. In the event of Net Sales arising from the sale of a Combination Product in which the APS Product and Auxiliary Product(s) are priced together as one integrated product, then Net Sales will be calculated by multiplying the total Net Sales for the Combination Product by the fraction A/C, where A is the total invoiced price of the APS Product as if sold separately, and C is the total invoiced price of the Combination Product.

2.1.5.3 Integrated Product; Cost Basis. In the event of Net Sales arising from the sale of a Combination Product in which the APS Product and Auxiliary Product(s) are priced together as one integrated product, and in circumstances in which the applicable APS Product is not sold separately as a stand-alone product, then Net Sales will be calculated by multiplying the total Net Sales for the Combination Product by the fraction D/E, where D is the Corporation’s total unit cost to manufacture the APS Product, and E is the Corporation’s total unit cost to manufacture the Combination Product.

3. Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series 1 Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, the sum of one thousandth of One Cent ($0.00001) per share, after which the holders of Series 1 Preferred Stock shall share in the distribution with the holders of the Common Stock on a pari passu basis, except that in determining the appropriate distribution of available cash among the shareholders, each share of Series 1 Preferred Stock shall be deemed to have been converted into 0.00025% of the Corporation’s then-current issued and outstanding Common Stock prior to conversion.

4. Notices.  In case at any time:

4.1           the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other pro rata distribution to the holders of its Common Stock; or

4.2           the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

4.3           there shall be any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock (“Organic Change”);

then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the Registered Holders of the Series 1 Preferred Stock at the address of each such Holder as shown on the books of the Corporation, (i) at least twenty (20) Trading Days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in the case of any such Organic Change, at least twenty (20) Trading Days’ prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

5. Record Owner.  The Corporation may deem the person in whose name shares of Series 1 Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series 1 Preferred Stock for all purposes, and the Corporation shall not be affected by any notice to the contrary. Any payments or redemptions paid to such Registered Holder shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.

THIRD:  That the said resolution of the Board of Directors, and the creation and authorization of issuance thereby of said series of preferred stock and determination thereby of the voting rights, dividend rate, liquidation preference and conversion right, were duly made by the Board of Directors pursuant to authority as aforesaid and in accordance with the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed as of April 17, 2012.

OXYSONIX CORPORATION

By:           /s/ Max Bennett
Max Bennett
Chairman and Chief Executive Officer